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                                                                 EXHIBIT 10.16

[CALMAT CO. LETTERHEAD]                                          [CALMAT LOGO]




                                                 May 25, 1993



Mr. Delbert H. Tanner
1023 Abingdon Lane
Alpharetta, GA 30201

Dear Del:

             It is with a great deal of pleasure that I am extending to you an offer to join CalMat in the position of Executive Vice President, Construction Materials. This letter will outline the terms of CalMat's offer. We ask that you signify your acceptance of employment on these terms by signing the duplicate copy of this letter that is enclosed and returning it to me as soon as possible.

       I.    BASE SALARY

             Your base salary will be $20,833 a month (which annualizes to $250,000 a year). This salary is to be reviewed in accordance with the CalMat Executive Compensation Program as of January 1, 1994.

      II.    BONUS

             You will be paid a hiring bonus in the gross amount of $40,000 (less legally required deductions and withholdings). In addition, you will be eligible for bonus consideration for fiscal year 1993 in accordance with the Company's program for senior executive bonuses. The amount, of course, would be prorated for your time with CalMat.

     III.    STOCK OPTIONS

             You will receive 10,000 shares as an initial grant. Any future grants would be in accordance with the CalMat Executive Compensation & Stock Option program.

      IV.    COMPANY CAR

             A company car will not be provided, but business mileage will be reimbursed at 28c. per mile.

       V.    PENSION/401-K

             You will be eligible to participate in the CalMat Salaried
Employees Thrift and Profit Sharing Retirement Plan.  Please note that this plan has a one-year waiting period which cannot be waived.  You may elect to roll over any 401-K monies you currently have into the CalMat plan.
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[CALMAT LOGO]                                              Mr. Delbert H. Tanner
                                                                    May 25, 1993
                                                                          Page 2




      VI.    NONQUALIFIED DEFERRED COMPENSATION PLAN

             The Company will make an immediate contribution on your behalf of $37,500 to the Company's Nonqualified Deferred Compensation Plan, which will vest on the same schedule as the CalMat Salaried Employees Retirement Plan. After the first year waiting period, you will have the option under the Nonqualified Deferred Compensation Plan of deferring 1% to 4% of base salary, in accordance with plan rules.

     VII.    COUNTRY CLUB

             With the prior approval of the chief executive officer, membership will be purchased and dues will be paid in one country club. Any equity membership is to be assigned to the Company, with you having an option to purchase the equity upon termination.

    VIII.    HEALTH AND WELFARE

             You will participate in the CalMat Health and Welfare Plan for salaried employees, following a 60-day waiting period. The Company will reimburse your current employee COBRA cost through the duration of the waiting period. Once you are covered by the CalMat Health and Welfare Plan, you will receive medical and dental benefits in accordance with the plan. In addition, the Company will provide Company-paid life insurance of two times annual base salary; accidental death and dismemberment insurance at two times annual base salary; travel accident insurance at $300,000; and long-term disability insurance providing for 60% of base salary after a 90-day waiting period. You may purchase supplemental accident insurance up to $500,000.

      IX.    VACATIONS

             For purposes of vacation eligibility, you will be credited with twenty-two years service on your starting date. For the remainder of calendar 1993, you will be entitled to two weeks' vacation.

       X.    RELOCATION

             With respect to the sale of your home, you will try on your own to sell it for sixty days. Thereafter, the Company will use a relocation management company, which will agree to purchase the home at the average of two independent appraisals. In either event, the Company will pay closing costs and the realtor's commission, and will gross up these reimbursements to compensate for your having to pay taxes on these payments. In addition, the Company will pay up to $1,750 per month (less legally required withholdings and deductions) for the first three years of employment to compensate for any additional interest required to amortize a 30-year fixed-rate loan, to the extent that the monthly payment of interest on a home which you purchase in Los Angeles exceeds the interest paid under your existing home loan.
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[CALMAT LOGO]                                              Mr. Delbert H. Tanner
                                                                    May 25, 1993
                                                                          Page 3




             The Company will pay moving expenses of normal household goods only (no boats, or the like). You will be responsible for making moving arrangements, which the Company will need to approve in advance.

             Temporary living expenses will be reimbursed for up to thirty days, with the reimbursement grossed up to compensate for your having to pay taxes on the reimbursement.

             In addition, you will receive reimbursement for your and your wife's expenses for house hunting to the limit of two trips, five days each.

             Finally, you will receive a flat $10,000 payment, less legally required withholdings and deductions, to cover miscellaneous expenses in connection with the relocation.

      XI.    AT-WILL EMPLOYMENT AND SEVERANCE ARRANGEMENTS

             By accepting employment on the terms set forth in this offer letter, you agree that your employment and compensation are at-will and therefore can be terminated, with or without cause, at any time, and without prior notice, at your option or the Company's option. This at-will employment relationship will remain in effect throughout your employment with the Company, unless it is specifically modified by an express written employment agreement, authorized by the Company's Board of Directors.

             No CalMat employment policy, nor any written or oral statement or promise, nor any course of conduct, practice, award, promotion, transfer, or length of service creates an express or implied contract modifying this at-will relationship. Your acceptance of at-will employment with CalMat is a material part of this offer of employment and is an express condition of your employment.

             In the event that CalMat at any time chooses to exercise its right to terminate you without cause, you will be paid one year's base salary, less legally required deductions and withholdings, as severance pay. In addition, CalMat will waive payment of costs of continued health coverage under COBRA for one year. These will be the only payments to which you will be entitled in the event of termination without cause.


                           *     *     *     *     *


             Enclosed for your information and consideration are materials describing CalMat's benefit programs and personnel policies, and copies of the Company's latest Annual Report and related documents, as listed on the attachment to this letter.
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[CALMAT LOGO]                                              Mr. Delbert H. Tanner
                                                                    May 25, 1993
                                                                          Page 4




             Del, we are very excited about your joining CalMat, and we look forward to having you on board.

                                       Very truly yours,

                                       /s/ A. Frederick Gerstell

                                       A. Frederick Gerstell
                                       Chairman of the Board
                                       President and Chief Executive Officer




Acceptance of offer of employment:

I hereby accept employment with CalMat
on the terms and conditions stated above.


Dated:  May 27, 1993


/s/ Delbert H. Tanner
- --------------------------
Delbert H. Tanner
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[CALMAT LOGO]                                            Mr. Delbert H. Tanner
                                                                  May 25, 1993
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                     ATTACHMENTS TO LETTER OF MAY 25, 1993
                            TO MR. DELBERT H. TANNER


1.      1992 Annual Report and Form 10-K

2.      Proxy Statement for 1993 Annual Meeting

3.      Form 10-Q dated March 31, 1993

4.      CalMat Employee Benefits Package

5.      CalMat Employee Health and Disability Insurance Information

6. CalMat Personnel Policies Manual for Salaried Employees in California dated January 1992